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                                                                   EXHIBIT 10(z)

                               Liz Claiborne, Inc.
                                  1441 Broadway
                               New York, NY 10018



                                                              September 26, 1996


Ms. Denise Seegal
36 Pheasant Lane
Greenwich, Connecticut  06830

Dear Denise:

            The undersigned Liz Claiborne, Inc. ("the Company") desires to employ you in the capacity of President of the Company, and you desire to be so employed, all subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "Claiborne Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

            Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

            1. Employment; Term. The Company hereby employs you, and you hereby accept such employment and agree to serve the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on your first day of full time employment with the Company under this Agreement, which shall be as soon as is practicable, but in any event within thirty days from the date first written above ("your First Day"), and, unless sooner terminated as hereinafter provided, expiring on September 30, 1999 (such term of employment being hereinafter referred to as "your term of employment"). In the event that, at March 31, 1999, you and the Company shall mutually expect and intend that your employment with the Company will be extended beyond September 30, 1999, then you and the Company shall thereupon enter into good faith negotiations with the aim of extending your term of employment under this Agreement.

            2.    Position; Conduct.

                  (a) During your term of employment, you will hold the title and office of, and serve in the position of, President of the Company, or such equivalent or more senior title(s) and office(s) as the Board of Directors of the Company (the "Board of
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Directors") may assign to you. In such capacities, the parties mutually intend that you shall have overall particular responsibility for the operations (including product development, sales and marketing management) of all of the better women's apparel divisions of the Claiborne Group (specifically, Liz Claiborne Casual, including LizSport, LizGolf, Lizwear and Liz & Co.; Liz Claiborne Collection, including Liz Studio; Special Sizes, including Elisabeth and Petites; Liz Claiborne Dresses, including Liz Claiborne Suits; and Liz Claiborne Retail, including the operations of the Elisabeth, Liz Claiborne and Claiborne (men's) stores) and the corporate merchandising function, and that the executives in charge of such divisions and function shall report directly to you. We further mutually intend that you will, over time, be assigned particular responsibility for other Claiborne Group operating units as the Chief Executive Officer of the Company (the "CEO") deems appropriate, with the ultimate goal of your having general management (including P&L) responsibility for all of the Company's operating divisions, including responsibility for product development, sales and marketing. It is expected that additional operating unit assignments will be made within approximately six months from your First Day, and that a full transition of all general management responsibilities as described above would be completed within two years from your First Day (although the parties have mutually expressed the hope of accelerating this timeline). In addition, you shall be a member of the senior-most management policy-making group of the Company as constituted from time to time. You shall report to the CEO and shall perform such specific duties and services of a senior executive nature (including service as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as shall be reasonably requested consistent with your position. Your performance shall be reviewed periodically, but no less frequently than annually, in accordance with the Company's policies applicable to its senior most executives.

                  (b) During your term of employment, you shall (i) devote your full business time and attention and best efforts to the business and affairs of the Claiborne Group and shall faithfully and diligently perform, to the best of your ability, all of your duties and responsibilities; (ii) abide by all applicable policies of the Company from time to time in effect; and (iii) conduct yourself in such manner as will tend to preserve and enhance the reputation and goodwill of the Claiborne Group. Nothing in this paragraph shall preclude you from devoting reasonable time and attention to (A) serving, with the prior approval of the CEO (which shall not be unreasonably withheld), as director, trustee or member of a committee of any organization involving no conflict of interest with the interests of the Claiborne Group, (B) engaging in charitable and community activities, and (C) managing your personal investments and affairs; provided that such activities do not, individually or


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collectively, interfere with the performance of your duties and responsibilities as contemplated under this Agreement.


            3. Salary; Bonus; Equity Participation; Additional Compensation; Perquisites and Benefits.

                  (a) During your term of employment, the Company will pay you a base salary at an annual rate of not less than Six Hundred Eighty Thousand Dollars ($680,000), subject to annual review by the CEO and the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") and, in the discretion of such Committee, increase (but not decrease) from time to time. Such salary shall be paid in installments in accordance with the Company's standard practice, which is currently bi-weekly.

                  (b) (i) You will be eligible to earn an annual bonus each year, commencing with the Company's 1997 fiscal year, as a participant in accordance with and subject to the terms and conditions of, the Company's
Section 162(m) Cash Bonus Plan (the "Section 162(m) Plan"), a copy of which Plan has been provided to you. Pursuant to the Section 162(m) Plan, you will be eligible to earn an annual bonus each year (with your target bonus expected to be in the range of 65-75% of your salary in effect on the first day of each fiscal year, and which, where particularly distinguished results are generated, could range upwards of 150% of such salary), it being expressly understood that the actual target level set each year shall be at the discretion of the Compensation Committee and the amount of any bonus payable shall be determined by the Compensation Committee based upon actual performance as measured against goals set annually by such Committee.

                        (ii) In lieu of the foregoing, for the Company's 1996 fiscal year, you shall be entitled to a bonus of not less than Six Hundred Eighty Thousand Dollars ($680,000); such 1996 bonus shall be paid to you on such date in 1997 (typically, in March) on which the Company makes its bonus payments to the other senior executives of the Company, provided, that on your First Day, or as soon as is practicable thereafter but in any event within two weeks of your First Day, the Company will pay to you Three Hundred Fifty Thousand Dollars ($350,000) as an advance to be credited against the amount of such 1996 bonus.

                  (c) During your term of employment, you will participate, on the same basis as the other most highly compensated senior executives of the Company, in accordance with and subject to the respective terms and conditions thereof as to eligibility and otherwise, in (i) the Company's existing Profit-Sharing Retirement Plan, 401(k) Savings Plan and Supplemental Executive Retirement Plan relating to the Profit-Sharing and Savings Plans, as well as the Company's medical, dental, long-


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term disability and life insurance programs (subject to insurability at standard rates) and (ii) such other Company benefit programs as are from time to time made generally available to the other most highly compensated senior executives of the Company. You understand that you will become eligible to participate in certain of the Company's plans and programs only after the expiration of certain periods following your commencement of employment; for example, participation in the Company's Profit Sharing Retirement Plan and 401(k) Savings Plan require completion of one year's service.

                  (d) You shall be eligible for stock option grants from time to time pursuant to the Company's 1992 Stock Incentive Plan (the "Company Stock Plan") in accordance with the terms and conditions thereof. Pursuant to such Plan, the Compensation Committee has granted to you, effective upon your First Day, options covering 20,000 shares of Company common stock ("Common Stock"), as set forth in the Option Agreement between the Company and you attached as Annex A, subject to the terms and conditions set forth therein. The CEO shall recommend to the Compensation Committee that you be granted additional options covering 12,000 shares of Common Stock, on such date during late 1996 or early 1997 on which the Compensation Committee makes its general annual granting of options to the senior executives of the Company. The CEO shall also recommend to the Compensation Committee that you be granted, in respect of each subsequent year of your term of employment (commencing with the granting made to senior Company executives around the close of the Company's 1997 fiscal year), additional options in an amount commensurate with your position and achievements and in line with the grants made to the other senior-most executives of the Company. Although the present expectation is that such recommendation with respect to future option grants will cover between 15,000 and 20,000 shares of Common Stock annually, you understand and agree that the Compensation Committee's award of options each year is made in its discretion and that no assurances can be given in regard to the level of any future option grant. All such options shall be subject to such vesting schedule and other terms as are applicable to options generally granted to other senior Company executives.

                  (e) The Compensation Committee has granted to you under the Company Stock Plan, in consideration of your entry into this Agreement and effective as of your First Day, (i) 5,000 issued and outstanding shares of Common Stock held in the Company's treasury, and (ii) 10,000 shares of restricted stock as set forth in the Restricted Stock Agreement between the Company and you attached as Annex B, subject to the terms and conditions set forth therein. The Company and you acknowledge as a common goal that you will, over time, accumulate a personal holding of unrestricted, unencumbered shares of Common Stock having a market value of at least $1 million, it being understood and agreed that such goal is a long-term goal and need not be met during your initial term of employment hereunder and that your failure to


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meet such goal shall not give rise to any right of the Company to terminate you for Cause (as defined below) hereunder. You agree that in working toward such goal, you will not (except for the withholding of shares to pay taxes in accordance with the Restricted Stock Agreement) sell, transfer, give, pledge, deposit, alienate, or otherwise encumber or dispose of (as used in this paragraph, collectively, "transfer") any shares of Common Stock (or any securities issued as a dividend or distribution on such shares, or in respect of such shares in connection with a recombination or recapitalization of the Common Stock) issued to you pursuant to the Restricted Stock Agreement if, following such transfer, you would not be the sole beneficial owner of at least $1 million worth of Common Stock as aforesaid.

                  (f) As you are aware, the Compensation Committee has instituted a so-called "Career Share" program for selected senior executives under the Company Stock Plan. Although you will not be a participant in the current program, should a similar program be instituted in the future, you shall be entitled to participate therein on a basis competitive with similarly situated senior executives of the Company.

                  (g) The Company will reimburse you, in accordance with its standard policies from time to time in effect, for such reasonable and necessary receipted out-of-pocket business expenses as may be incurred by you during your term of employment in the performance of your duties and responsibilities under this Agreement. You shall be entitled to a monthly car allowance of $850.

                  (h) You shall be entitled to a vacation period to be credited and taken in accordance with Claiborne Group policy from time to time in effect for similarly situated senior executives, which in any event shall not be less than a total of four weeks per annum.

                  (i) You shall be entitled to an annual clothing allowance of $4,000, which shall be applied by you to the purchase of Company products at discounted prices in accordance with the Company's standard policies with respect thereto from time to time in effect.

                  (j) You shall be entitled, if you so desire, to receive financial counseling services provided by a third-party group which has been retained by the Company, on such terms as are made available to certain other senior Company executives similarly situated.

                  (k) Your rights under this Agreement with respect to the Company's Section 162(m) Cash Bonus Plan, Profit-Sharing Retirement Plan, 401(k) Savings Plan, Supplemental Executive Retirement Plan, 1992 Stock Incentive Plan, medical, dental, long-term disability and life insurance programs and other programs, perquisites and policies shall not preclude the Claiborne Group


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from modifying or terminating any such program, perquisite or policy, subject to your right, in accordance with the terms of this Agreement, to participate in or be eligible for such program, perquisite or policy as so modified or any replacement thereof.

            4.    Termination.

                  (a) Your term of employment under this Agreement will terminate at the election of the Company for Cause immediately upon notice of termination, after expiration of any applicable cure period provided for in subparagraphs (i) through (v) below, from the Company to you. As used herein, the term "Cause" means:

                  (i) Your willful or intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations covered by this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company;

                 (ii) Any willful or intentional act or failure to act involving fraud, theft, embezzlement, dishonesty, moral turpitude, or material misrepresentation (collectively, "Fraud") affecting the Claiborne Group or any customer, supplier or employee of the Claiborne Group, if such breach is not cured, if curable, within five days after notice thereof to you by the Company;

                (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved;

                 (iv) Any willful or intentional act which would reasonably be expected to materially injure the reputation, business or business relationships of the Claiborne Group, or your business reputation or relationships, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company; or

                  (v) Your willful or intentional failure to comply with any reasonable request or direction of the Board of Directors or the CEO of the Company not contrary to the provisions of this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company.



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                  (b) For purposes of this Section 4, no act, or failure to act, on your part shall be deemed "willful" or "intentional" if reasonable under the circumstances and done, or omitted to be done, by you with reasonable belief that your action or omission was in the best interests of the Claiborne Group.

                  (c) In the event that the events or circumstances underlying the Company's right to terminate your employment for Cause hereunder are based on an allegation of willfull or intentional misconduct, or in the event the Company determines it necessary or appropriate under the circumstances, the Company shall provide you with a prompt hearing before the Board of Directors or a duly constituted committee thereof (at which you may be accompanied by counsel) prior to any termination for Cause hereunder, it being understood and agreed that notice to you of any such hearing shall be sufficient if it provides you with at least 48 hours' prior notice of such hearing time and place, and that your failure to appear at such hearing at the appointed time and place (except upon a clear showing medical or similar good cause) shall constitute a waiver of your right to any such hearing.

                  (d) Your term of employment will terminate forthwith upon your death or, at the Claiborne Group's option, upon your Disability. As used herein the term "Disability" means your inability to perform your duties and responsibilities as contemplated under this Agreement for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal representative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should you become incapacitated, your employment shall continue and all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability.

                  (e) Your term of employment will terminate if you resign without Good Reason (as hereinafter defined), provided that you shall in all events give the Company not less than sixty (60) days' prior written notice thereof. You understand and agree that once you give the Company notice of your intention to so terminate your employment hereunder, then notwithstanding any provision to the contrary in this Agreement, the Company may (i) terminate this Agreement at any time prior to the expiration of


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such notice period, and upon such termination the Company will pay to you the amount provided in paragraph 5(a) below (with the effect provided in paragraph 5(e) below), and (ii) at any time prior to such termination, reassign any or all of your title(s), duties and/or responsibilities hereunder to such other person(s) as it may in its discretion determine, and you shall no longer have any right to terminate your employment hereunder for Good Reason.

            5.    Severance.

                  (a) In the event that your term of employment is terminated for Cause, or if you resign without Good Reason, the Company will pay to you an amount equal to your accrued but unpaid base salary through the date of such termination and, if such termination occurs on or prior to December 31, 1997, you shall repay to the Company one half of any amount received by you pursuant to Section 3(b)(ii).

                  (b) In the event that your term of employment is terminated (other than upon your death or Disability) during your term of employment (i) by the Company other than for Cause or (ii) by you for Good Reason, then the Company shall pay to you an amount equal to your accrued but unpaid base salary through the date of such termination and, if such termination occurs on or prior to December 31, 1997, you shall repay to the Company one half of any amount received by you pursuant to Section 3(b)(ii). In addition, so long as you shall not have breached your obligations to the Claiborne Group under Sections 6 and 7 hereof, or your representation under Section 11 hereof (without limitation to any other remedy available to the Company), the Company shall pay to you, as and for a severance payment, (1) upon receipt from you of your duly executed and delivered general release of the Company and the other entities then comprising the Claiborne Group, and their respective officers, directors, agents and representatives, in form and substance reasonably satisfactory to the Company, within 20 days after being provided with a form thereof ("your General Release"),(A) in substantially equal monthly installments over the period from the date of such termination until August 30, 1999, an aggregate amount equal to the greater of (i) what your base salary would have been for said period (using for such purpose the base salary rate in effect on the date of termination) or
(ii) $1 million and (B) the amount of your out-of-pocket costs for your cost of continued medical coverage through August 30, 1999 pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended; or (2) in the event that you do not deliver your General Release as aforesaid, a lump sum payment of $170,000. For the purpose of this Agreement, termination of employment hereunder by you for "Good Reason" shall mean your termination of your employment upon notice to the Company following assignment to you of duties inconsistent with your position as described in Section 2(a) or your being removed from such position, in either case without your consent, which termination shall be effective 30 days after prompt notice of


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such circumstances by you to the Company, if such circumstances have not been cured prior to such date.

                  (c) In the event that your term of employment is terminated
(i) on account of your death or Disability, or (ii) upon the expiration of this Agreement on September 30, 1999 in accordance with its terms without renewal, and you then immediately leave the employ of the Company, the Company will pay to you (or if such termination is on account of Death, your estate) an amount equal to your accrued but unpaid base salary through the date of such termination, plus a portion of the annual bonus which you would have earned under the provisions of paragraph 3(b) hereof, prorated through the date of such termination.

                  (d) In the event that your term of employment is terminated for any reason, the Company's payment of salary as provided in the previous paragraphs of this Section 5 (together with reimbursement of your reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with the Company's standard policy in effect at such time) shall constitute complete satisfaction of all obligations of the Company to you pursuant to the express terms of this Agreement. Upon any such termination, you shall cease to be an employee of the Company for all purposes and (except as otherwise expressly set forth in paragraph 5(b)), the Company shall have no obligation to provide you with any employee benefits or perquisites hereunder.

                  (e) Your rights set out in this Section 5 shall constitute your sole and exclusive rights and remedies as a result of your actual or constructive termination of employment without Cause, and you hereby waive any such other claims against the Claiborne Group, its officers, directors, agents and representatives, in such event; it being agreed that the foregoing provisions of this paragraph 5(e) shall not apply in the case of a for Cause termination of your employment hereunder.

            6.    Confidential Information.

                  (a) The Claiborne Group owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Claiborne Group to you, but also information developed or learned by you during the course or as a result of employment hereunder, which information you acknowledge is and shall be the sole and exclusive property of the Claiborne Group. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Claiborne Group is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the


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interests of the Claiborne Group, whether or not such information is specifically labelled as Confidential Information by the Claiborne Group. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Claiborne Group concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) your personal knowledge and know-how relating to merchandising and business techniques which you have developed over your career in the apparel business and of which you were aware on your First Day, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law or regulation (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information).

                  (b) You acknowledge and agree that in the performance of your duties hereunder the Claiborne Group will from time to time disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Claiborne Group's interests, an invasion of privacy and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Claiborne Group, any Confidential Information, either during your term of employment or thereafter. The Company acknowledges that your spouse is a senior apparel executive whose current affiliation is with a business that competes with certain of the Company's businesses.

                  (c) In the event your employment with the Company ceases for any reason, you will not remove from the Claiborne Group's premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Claiborne Group, including those which relate to or contain Confidential Informa-


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tion, or any copies thereof. Upon request or when your employment with the
Company terminates, you will immediately deliver the same to the Company.

                  (d) During your term of employment, you will disclose to the Company all designs, inventions and business strategies or plans developed by you during such period which relate directly or indirectly to the business of the Claiborne Group, including without limitation any process, operation, product or improvement. You agree that all of the foregoing are and will be the sole and exclusive property of the Claiborne Group and that you will at the Company's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Claiborne Group.

                  (e) You and the Company agree that you shall not disclose to the Claiborne Group or use for the Claiborne Group's benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent you have any such secrets or information.

                  (f) The provisions of this Section 6 shall survive the termination of this Agreement and your term of employment.

            7.    Restrictive Covenants.

                  (a) You acknowledge and agree (i) that the services to be rendered by you for the Claiborne Group are of a special, unique, extraordinary and personal character, (ii) that you have and will continue to develop a personal acquaintance and relationship with one or more of the Claiborne Group's customers, employees, suppliers and independent contractors, which may constitute the Claiborne Group's primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that you will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Claiborne Group's products. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that you make the covenants contained in this Section 7.

                  (b) You agree that, during your term of employment and for a period of 3 months thereafter, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this Section 7(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes; and provided further that the foregoing 3-month non-compete covenant shall not apply in the case where you leave the employ of the Company immediately upon


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the expiration of this Agreement on September 30, 1999 in accordance with its terms without renewal. For purposes of this Section 9(b), the term "Competing Business" shall mean those businesses engaged in the design, manufacture, distribution or marketing of apparel or related products bearing one or more of the competitive trademarks/brands listed on Schedule A hereto.

                  (c) You agree that, during your term of employment and for a period of 12 months thereafter, you shall not, directly or indirectly,

                  (i) seek to employ or engage, or assist anyone else to seek to employ or engage, any individual who at any time during the year preceding the termination of your employment hereunder (A) was in the employ of the Claiborne Group or (B) was engaged or utilized as an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of the Claiborne Group and with whom you had regular contact, provided that the restriction set out in clause (B) shall not apply to any individual who was at any time during the two-year period immediately preceding the date of termination of employment, or is on such date of termination, engaged by or utilized by your new employer without prior recommendation by you; or

                  (ii) interfere in the relationship of the Claiborne Group with any of its suppliers or independent contractors, whether or not the relationship between the Claiborne Group and such supplier or independent contractor was originally established in whole or in part by your efforts; provided that you shall not be deemed to have breached the restrictions set out in this subparagraph 7(c)(ii) by virtue of the fact that you are employed during such 12 month period by a competitor of the Company and in the discharge of your duties for such new employer you engage in the normal and regular types of activities which by their nature involve competing with companies, including the Company, within the apparel and related products marketplace.

As used in this Section 7, the terms "customer" and "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Claiborne Group or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.

                  (d) You agree that, during your term of employment and for a period of 18 months thereafter, you will take no


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action which is intended, or would reasonably be expected, to harm the Claiborne
Group or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Claiborne Group.

                  (e) The provisions of this Section 7 shall survive the termination of this Agreement and your term of employment.

            8. Specific Performance. You acknowledge that the Company would sustain irreparable injury in the event of a violation by you of any of the provisions of Sections 6 or 7 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 6 or 7, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

            9. Life Insurance. You agree that the Claiborne Group will have the right to obtain and maintain life insurance on your life, at its expense, and for its benefit; provided that the Company shall not obtain any such life insurance if you are advised by insurance professionals of national repute that, in their opinion, in doing so, the Company would unreasonably restrict the amount of life insurance which you or your family beneficiaries could personally maintain on your life. Subject to the foregoing, you agree to cooperate fully with the Claiborne Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.

            10. Withholding. The parties understand and agree that all payments to be made by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

            11. No Conflict. You represent and warrant that you are not party to or subject to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to enter into this Agreement, perform your obligations under this Agreement, or otherwise act for the Claiborne Group in all of the respects contemplated hereby. Based upon the foregoing, the Company agrees to reimburse you for your reasonable legal fees and expenses incurred during your term of employment in defending any litigation which may be brought by your former employer alleging that your employment by the Company constitutes a breach of your employment agreement with such former employer (your "Prior Agreement"). Contingent upon the truth and accuracy of the foregoing representation and warranty and upon your compliance with your covenant set forth in Section 6(e) hereof, the Company agrees to hold you harmless against damages required to be paid by you by reason of a finding that your employment by the Company constitutes a breach of your Prior Agreement.

            12. Notices. All notices required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth in Exhibit A or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices delivered personally or by courier as aforesaid, will be deemed effectively given on the date of delivery. Notices delivered by confirmed facsimile transmission will be deemed effectively given one day after the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

            13.   Miscellaneous.

                  (a) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

                  (b) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon and run in favor of the successors and assigns of the Company.

                  (c) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

                  (d) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

                  (e) In the event that (i) you make a claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) you prevail with respect to such disputed claim, then the Company shall reimburse you for your reasonable legal fees and expenses incurred by you in pursuing such disputed claim.

                  (f) This Agreement (which includes the Exhibits and Annexes hereto) sets forth the entire understanding between the parties as to the subject matter of this Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to that subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

                  (g) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections .

                  (h) The provisions of this Agreement which by their terms call for performance subsequent to termination of your term of employment hereunder, or of this Agreement, shall so survive such termination.

            Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

                                         Very truly yours,

                                         Liz Claiborne, Inc.


                              By:/s/Paul R. Charron
                                ---------------------------------------
                                Name:  Paul R. Charron
                                Title: Chairman of the Board/President/
                                       Chief Executive Officer

Accepted and Agreed:


/s/ Denise V. Seegal
---------------------
Ms. Denise Seegal

                                    EXHIBIT A
                            to Employment Agreement,
                          dated as of September , 1996
                                     between
                               Liz Claiborne, Inc.
                                       and
                                Ms. Denise Seegal


                              Addresses for Notice

If to Liz Claiborne, Inc.:

            Liz Claiborne, Inc.
            1441 Broadway
            New York, NY  10018
            Attention:  Chairman
            Facsimile:  (212) 626-1803
            Confirm:    (212) 626-3500

              - and -

            Liz Claiborne, Inc.
            One Claiborne Avenue
            North Bergen, NJ  07047
            Attention:  General Counsel
            Facsimile:  (201) 295-7803
            Confirm:    (201) 295-7830

If to You:

            To your address set forth on the first page of this Agreement

            Facsimile:
            Confirm:

                                   SCHEDULE A
                            to Employment Agreement,
                          dated as of September , 1996
                                     between
                               Liz Claiborne, Inc.
                                       and
                                Ms. Denise Seegal



            The competitive trademarks/brands referred to in the definition of the term "Competing Business" in Section 7(b) shall be the following:


                        Ellen Tracy
                        Emanuel
                        Jones New York
                        Ralph Lauren
                        Tommy Hilfiger

Annex A:  Stock Option Agreement
Annex B:  Restricted Stock Agreement

9496
19200/0001                         ANNEX A



                               LIZ CLAIBORNE, INC.
                            1992 STOCK INCENTIVE PLAN

                       NONQUALIFIED STOCK OPTION AGREEMENT

     NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement"), dated as of
September   , 1996, between LIZ CLAIBORNE, INC., a Delaware corporation (the
"Company"), and Denise Seegal, an employee of the Company (the "Optionee").

     The Compensation Committee of the Board of Directors of the Company has determined that the objectives of the Company's 1992 Stock Incentive Plan (the "Plan") will be furthered by granting to the Optionee a nonqualified stock option pursuant to the Plan.

     Notwithstanding any provision hereof, this Agreement shall become effective only as, when and if the Grantee shall have executed and delivered to the Company both (i) this Agreement, and (ii) the Employment Agreement dated as of the date hereof between the Company and the Optionee.

     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:

     SECTION 1. Grant of Option.


     The Company hereby grants to the Optionee a nonqualified stock option (the "Option") to purchase 20,000 shares of common stock of the Company ("Common Stock") at a purchase price of $XX.YY per share, equal to the Fair Market Value thereof (as defined under the Plan) on the date hereof. It is intended that the Option shall not qualify as an "incentive stock option" as defined in section 422 of the Internal Revenue Code of 1986, as amended to date.

     SECTION 2. Exercisability.

     Subject to the further terms of this Agreement, the Option shall become exercisable with respect to twenty five percent (25%) of the shares of Common Stock initially subject thereto on the first anniversary of the date of this Agreement and with respect to an additional twenty five percent (25%) and fifty percent (50%) of such shares on the second and third anniversaries, respectively, of the date of this Agreement, provided that the Optionee is then an employee of the Company. Unless earlier terminated pursuant to the provisions of the Plan, the unexercised portion of the Option shall expire and cease to be exercisable at 12:01 am on the tenth anniversary of the date of this Agreement.

     SECTION 3. Method of Exercise.

     The Option or any part thereof may be exercised only by the giving of written notice to the Company on such form and in such manner as the Committee shall prescribe. Such written notice must be accompanied by payment of the full purchase price for the number of shares with respect to which the Option is being exercised. Such payment may be made by one or a combination of the following methods: (a) by a check acceptable to the Company; (b) with the consent of the Committee, by delivery of unrestricted shares of Common Stock having a Fair Market Value on the exercise date equal to part or all of the purchase price; or (c) by such other method as the Committee may authorize. The date of exercise of the Option shall be the date on which written notice of exercise is hand delivered to the Company, during normal business hours, at its address as provided in Section 6 of this Agreement, or, if mailed, the date on which it is postmarked, provided such notice is actually received.

     SECTION 4. Termination of Employment; Death.

     4.1 Upon termination of the Optionee's employment for any reason, the Option shall terminate and expire except as provided in Section 4.2 or 4.3 of this Agreement.

     4.2 If the Optionee's employment terminates for any reason other than death, dismissal for "cause" as defined in the Optionee's employment agreement with the Company or resignation without the Company's prior consent, the Option shall be exercisable but only to the extent it was exercisable at the time of such termination and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the expiration of either (a) three months following employment termination or, (b) in the case of Retirement (as defined) there years following the date of Retirement. "Retirement" shall mean the Optionee ceasing to be employed by the Company and any of its affiliates on or after (a) Optionee's 65th birthday, (b) the date on which the Optionee has attained age 60 and completed at least six years of Vesting Services (as defined in and determined under the Liz Claiborne Profit Sharing Plan, as the same has been and may from time to time be amended), or, (c) if approved by the Committee, the date the Optionee has completed at least 20 years of Vesting Service.

     4.3 If the Optionee dies while employed by the Company or after employment terminates but during a period in which the Option is exercisable pursuant to
Section 4.2 of this Agreement, the Option shall be exercisable but only to the extent it was exercisable at the time of death and only until the earlier of the expiration date of the Option, determined pursuant to Section 2 of this Agreement, or the first anniversary of the date of the Optionee's death.

     SECTION 5. Plan Provisions to Prevail.

     This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Optionee agrees that no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

     SECTION 6. Notices.

     Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Senior Vice President-Finance or Vice President-Financial Operations of the Company at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, N.J. 07047, or at such other address as the Company may hereafter designate to the Optionee by notice as provided in this
Section 6. Any notice to be given to the Optionee hereunder shall be addressed to the Optionee at the address set forth beneath his or her signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

     SECTION 7. Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Section 4.1 of this Agreement and with the Plan, the heirs and personal representatives of the Optionee.

     SECTION 8. Governing Law.

     This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Delaware as they apply to contracts made, delivered and to be wholly performed in the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

                                         LIZ CLAIBORNE, INC.
ATTEST:                                  By:
       ----------------------------         ------------------------------------
                                           Title:


                                         Denise Seegal, Optionee


                                         ---------------------------------------

                                         Address:
                                                 -------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                         Social Security Number

9496
19200/0001                          ANNEX B

                               LIZ CLAIBORNE, INC.
                            1992 STOCK INCENTIVE PLAN

                           RESTRICTED STOCK AGREEMENT

     RESTRICTED STOCK AGREEMENT (the "Agreement"), dated as of September   ,
1996, between LIZ CLAIBORNE, INC., a Delaware corporation (the "Company"), and Denise Seegal, an employee of the Company (the "Grantee").

     The Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that the objectives of the Company's 1992 Stock Incentive Plan (the "Plan") will be furthered by the grant to the Grantee of 10,000 issued and outstanding shares of Common Stock of the Company currently held by the Company, subject to the restrictions set out in this Agreement (the "Restricted Shares").

     Notwithstanding any provision hereof, this Agreement shall become effective only as, when and if the Grantee shall have executed and delivered to the Company (i) this Agreement, (ii) the stock powers referenced below, and (iii) the Employment Agreement dated the date hereof between the Company and the Grantee.

     In connection with the grant of the Restricted Shares, the Grantee has delivered to the Company herewith stock powers duly endorsed in blank, each of which will be returned to the

Grantee when all restrictions on the Restricted Shares covered thereby have expired as provided in Section 2.

     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

     SECTION 1. Issuance of Restricted Shares. As soon as practicable after receipt from the Grantee of this executed Agreement, the Company shall cause to be issued under the Plan in the name of the Grantee two Restricted Share stock certificates, each representing 5,000 shares of Common Stock. Each such certificate shall remain in the possession of the Company until the Restricted Shares represented thereby are free of the restrictions set forth in Section 2. Upon the issuance of such certificates, the Grantee shall have the rights of a stockholder with respect to the Restricted Shares, subject to the restrictions set forth in this Agreement and the Plan.

     SECTION 2. Restrictions.

     2.1 Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the date provided for in Section
2.2 or 2.3. These restrictions shall apply as well to any shares of Common Stock or other securities of the Company which may be acquired by the Grantee in respect of the Restricted Shares as a result of any stock split, stock dividend, combination of shares or other change, or any exchange, reclassification or conversion of securities.

     2.2 Unless sooner terminated pursuant to the terms hereof, the restrictions set forth in Section 2.1 shall, provided that the Grantee is then an employee of the Company, expire on the last day of each of the Company's fiscal years 1997 and 1998 (the "Vesting Dates") with respect to the number of Restricted Shares listed below next to each Vesting Date:


           Vesting Date:                                   Number of
        Last business day                               Restricted Shares
          of fiscal year                        as to Which Restrictions Expire
          --------------                        -------------------------------
              1997                                          5,000
              1998                                          5,000


As soon as practicable after each Vesting Date, the Company shall deliver to the Grantee, subject to the provisions of Section 4, a stock certificate representing the Restricted Shares which became free of restrictions on such Vesting Date.

     2.3 Dividends that become payable on Restricted Shares shall be held by the Company in escrow in accordance with the provisions of this Agreement. In this connection, on each Common Stock dividend payment date while any Restricted Shares remain outstanding and restricted hereunder (each, a "RS Dividend Date"), the Company shall be deemed to have reinvested any cash dividend otherwise then payable on the Restricted Shares in a number of phantom shares of Common Stock (including any fractional share) equal to the quotient of such dividend divided by the

Fair Market Value of a share of Common Stock on such RS Dividend Date and to have credited such shares to an unfunded book account in the Grantee's name (the "Dividend Escrow Account"). As of each subsequent RS Dividend Date, the phantom shares then credited to the Dividend Escrow Account shall be deemed to receive a dividend at the then applicable dividend rate, which shall be reinvested in the same manner in such Account in the form of additional phantom shares. If any dividend payable on any RS Dividend Date is paid in the form of Common Stock, then any such stock dividend shall be treated as additional Restricted Shares under this Agreement, pursuant to Section 2.1 above, with such additional Restricted Shares being subject to the same vesting and other restrictions as the Restricted Shares with respect to which such dividends became payable, and with any fractional share being treated as a cash dividend that is subject to the escrow and reinvestment procedures in this Section 2.3. Any other non-cash dividends credited with respect to Restricted Stock shall be subject to the escrow and reinvestment procedures in this Section 2.3, and shall be valued for purposes of this Section 2.3 at the fair market value thereof as of the relevant RS Dividend Date, as determined by the Committee in its sole discretion. At each Vesting Date, the Company shall deliver out of escrow to the Grantee that number of shares of Common Stock equal to the number of phantom shares then credited to the Dividend Escrow Account as the result of the deemed investment and reinvestment in phantom shares of the dividends attributable to the Restricted Shares on which restrictions lapse at such Vesting Date.

     SECTION 3. Forfeiture. Effective upon termination of the Grantee's employment with the Company for any reason, the Company shall cancel the stock certificate(s) representing any Restricted Shares on which the restrictions have not expired, and the Dividend Escrow Account shall thereupon be terminated, it being understood and agreed that Grantee shall not be entitled to any payment whatsoever under this Agreement or provisions of the Plan relating to this Agreement (including without limitation Section 2.6(e) thereof) in connection with such cancellation and termination.

     SECTION 4. Withholding Taxes.

     4.1 Whenever a stock certificate representing Restricted Shares that have vested in accordance with the terms hereof is to be delivered to the Grantee pursuant to Section 2.2, the Company shall be entitled to require as a condition of such delivery that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related to the expiration of restrictions on the shares represented by such certificate. The Company shall, upon the request of the Grantee, withhold from delivery shares having a Fair Market Value on the Vesting Date equal to the amount of tax to be withheld. Fractional share amounts shall be settled in cash.

     4.2 If the Grantee makes the election permitted under section 83(b) of the Internal Revenue Code (that is, an election to include in gross income in the year of transfer the amounts specified in section 83(b)), she shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall within the same 10-day period remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related to such inclusion in Grantee's income.

     SECTION 5. Nature of Payments. The grant of the Restricted Shares hereunder is in consideration of services to be performed by the Grantee for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Grantee.

     SECTION 6. Plan Provisions to Prevail. This Agreement is subject to all of the terms and provisions of the Plan. Without limiting the generality of the foregoing, by entering into this Agreement the Grantee agrees that no member of the

Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder or this Agreement. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

     SECTION 7. Miscellaneous.

     7.1 Section Headings. The Section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of the Sections.

     7.2 Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company's Senior Vice President, Finance, or Vice President of Financial Operations, at One Claiborne Avenue, North Bergen, NJ 07047, or at such other address as the Company may hereafter designate to the Grantee by notice as provided in this Section 7.2. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as he may hereafter designate to the Company by notice as provided herein. A notice hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

     7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent consistent with Sections 2 and 3 of this Agreement, the heirs and personal representatives of the Grantee.

     7.4 Governing Law. This Agreement shall be interpreted, construed and administered in accordance with the laws of the State of Delaware as they apply to contracts made, delivered and to be wholly performed in the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                         LIZ CLAIBORNE, INC.
ATTEST:                                  By:
       ----------------------------         ------------------------------------
                                           Title:


                                         Denise Seegal, Grantee


                                         ---------------------------------------

                                         Address:
                                                 -------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                                 Social Security Number